EX-99.77O - Transactions effected pursuant to Rule 10f-3

Name of Fund: Goldman Sachs VIT - Mid Cap Value Fund


Name of Underwriter From Who Purchased: Goldman, Sachs & Co. and Morgan Stanley Dean Witter


Names of Underwriting syndicate members: Deutsche Bank; Alex Brown; Goldman Sachs; Merrill Lynch; Morgan Stanley Dean Witter; Prudential Securities; Salomon Smith Barney; Bank of America


Name of Issuer: Boston Properties, Inc.


Title of Security: Boston Properties, Inc.


Date of First Offering:  10/25/00


Dollar Amount Purchased:  246,093.75


Number of Shares Purchased:  6,300


Price Per Unit: 39.0625